UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2009

Nara Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3731 Wilshire Boulevard, Suite 1000, Los Angeles, CA		90010
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (213) 639-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 5, 2009, Nara Bancorp, Inc. (“Nara Bancorp” or the “Company”), entered into a First Amendment to CEO Employment Contract (the “Renewal”) with Min J. Kim, as the President and Chief Executive Officer of Company and its wholly owned subsidiary Nara Bank (the “Bank”). Ms. Kim’s original employment contract (the “Original Agreement”) was set to expire on November 27, 2009.

The Renewal carries a three (3) year term, and provides for a yearly base salary of $350,000. On November 27, 2009, Ms. Kim shall be granted 40,000 performance units representing 40,000 shares of Common Stock of Company. The units vest over a three (3) year period, 1/3 annually on each anniversary of the grant date

In order to comply with the Company’s obligations resulting from its participation in the United States Treasury’s Capital Purchase Program (the “TARP Obligations”), the Renewal amends certain provisions of the Original Agreement to eliminate certain annual cash bonuses, change in control and severance payments. In the event the Company repays its outstanding TARP Obligations, the Board of Directors shall, in its sole discretion, reconsider including provisions relating to the foregoing items on a going-forward basis.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued by Nara Bancorp, Inc. dated October 5, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nara Bancorp, Inc.

Date: October 8, 2009	/s/ Alvin D. Kang
Alvin D. Kang
Executive Vice President and Chief Financial Officer

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